Exhibit 99.1

Boulder Brands Announces Leadership Transition

Co-Founder and Chief Executive Officer, Stephen Hughes, Resigns

James Leighton, Chief Operating Officer, Appointed Interim CEO

Board Initiates Search Process for Permanent CEO

Provides Outlook for Second Quarter 2015

Boulder, CO - June 10, 2015 - Boulder Brands, Inc. (Nasdaq: "BDBD") today announced that Steve Hughes has resigned as Chief Executive Officer and as a member of the Boulder Brands Board of Directors effective immediately. The Boulder Brands Board of Directors has appointed James B. Leighton, the Company’s Chief Operating Officer, to serve as Interim CEO, effective immediately. Mr. Leighton has served as Chief Operating Officer since October 2013 and has been a member of the Boulder Brands Board of Directors since August 2007.

“On behalf of the Board and entire Boulder Brands team, I want to thank Steve for his contributions to the creation, development and growth of the Company,” said Dean Hollis, Chairman of the Boulder Brands Board of Directors. “Steve’s passion and vision for Boulder Brands has helped our industry improve the lives of consumers by providing healthier and more transparent food options. Under his leadership, Boulder Brands, which began as a food industry acquisition vehicle, has grown into a leading publicly traded natural consumer packaged food company with a strong portfolio of relevant health and wellness brands.”

Mr. Hollis continued, “The Board believes now is the time for new leadership at Boulder Brands. This change, along with the evolving dynamics of our industry, gives us confidence that we are well-positioned to leverage customer and consumer desires for authentic and scalable natural brands to deliver sustainable results and generate meaningful value creation. We are confident that Jim Leighton, a highly respected executive with decades of leadership experience across the industry, including at Perdue Foods, ConAgra, The Hain-Celestial Group and Nabisco, will provide the immediate leadership necessary to deliver on our commitments to our key stakeholders. Jim has significant and diverse operational and business experience, and has been a valuable member of our management team in his role as COO during the past two years and as a member of our Board since 2007. Jim and I will be actively involved in the Company’s operations and strategy during this interim period and we look forward to working closely with the rest of the management team to meet our commitments."

“Since co-founding Boulder Brands nearly 10 years ago, I have had the pleasure of working with the most talented employees and management team in the industry,” said Mr. Hughes. “As Boulder Brands enters a new period of development, I believe now is the right time for a leadership transition. It has been exciting to watch a simple idea turn into a leading natural foods company with the scale and resources to expand our mission of making people’s lives healthier all across the country. I am proud of what we have created together. I am confident that I am leaving the Company in excellent hands with Jim and our strong management team, and I look forward to watching the next phase in the evolution of this great company.”

“I have been fortunate to have had great experiences and gained valuable insights working with a variety of respected leaders over the years. I look forward to leading the Company and this transition as Interim CEO,” said Mr. Leighton. “Boulder Brands has a solid foundation on which to build, and an excellent team in place that is well equipped to take the necessary steps to drive change and deliver reliable, sustainable results. I am committed to working closely with the Board, management team and our talented employees to deliver on our operational initiatives and commitments as we execute on our top priorities.  We have great brands in great categories that offer food solutions that retailers are seeking.  One critical objective is to refocus our spending priorities towards consumer marketing programs that will more effectively introduce our brands to a broader base of consumers and better support these brands as distribution gains continue.”

The Company noted that the Board has initiated a national search process to identify a permanent CEO. The search process will include a full review of internal and external candidates.

Second Quarter Outlook

The Company also today provided an outlook for the second quarter of 2015, ending June 30, 2015.

The Company’s second quarter 2015 outlook reflects a reduction in sales trends:

•	For the second quarter of 2015, the Company expects net sales to be in the range of approximately $122 million to $124 million.

•	Total Company net sales for second quarter 2015 are expected to decline approximately 5% to 7% compared to second quarter of 2014; as the Natural Segment is estimated to be flat to an increase of 2% and the Balance Segment is estimated to decline 16% to 18%.

•	Adjusted EBITDA for the second quarter of 2015 is expected to be in the range of $12 million to $14 million.

•	Non-GAAP diluted earnings per share for the second quarter of 2015 is expected to be approximately $0.00 to $0.02.

The Company intends to update its full-year 2015 outlook when it announces its second quarter 2015 financial results.

About James Leighton

James B. Leighton, 59, has been a member of the Boulder Brands Board of Directors since August 2007, and Chief Operating Officer since October 2013. Mr. Leighton is additionally a member of the Board’s Finance Committee. From 2009 to 2013, Mr. Leighton held numerous general management positions, including President of Perdue Foods, a large privately-held food and protein company. From 2006 to 2009, Mr. Leighton served as the President of Operations and Supply Chain and President of Perdue Foods. From 2002 to 2006, Mr. Leighton served as the Senior Vice President of Operations of ConAgra Foods, Inc., one of the largest food companies in the United States. He has also held senior level management and executive positions with Celestial Seasonings, The Hain-Celestial Group, and Nabisco. He was founder and CEO of National Health Management Inc.

About Boulder Brands, Inc.

Boulder Brands, Inc. (NasdaqGM: BDBD) is committed to offering food solutions that give consumers opportunities to improve their lives - one product at a time. The company's health and wellness platform consists of brands that target specific health trends: the Glutino® and Udi's Gluten Free® brands for gluten-free diets; the Earth Balance® brand for plant-based diets; the Level Life(TM) brand for diabetes-friendly diets; EVOL foods for consumers seeking simple and pure ingredients; and the Smart Balance® brand for heart healthier diets. For more information about Boulder Brands, Inc., please visit www.boulderbrands.com.

Forward-looking Statements

Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs, and expectations, including the Company’s outlook for all of 2015, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may include use of the words “expect,” “estimate,” “anticipate,” “plan,” “intend,” “project,” “may,” “believe” and similar expressions. Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including risks related to changes to the Company's management team, the Company’s ability to implement its growth strategy, the Company’s ability to manage its supply chain effectively, the Company’s ability to drive product innovation, lack of growth in consumer demand for packaged food products in the health and wellness space, the Company’s ability to maintain distribution, the Company’s ability to generate purchase volume while maintaining or growing profitability, the Company’s ability to maintain the health of its brands, and to prevent erosion of the reputation or appeal of the Company’s brands, continued adverse developments with respect to the sale of the Company’s buttery spreads and related products, adverse developments with respect to the demand for the Company’s gluten free products, maintaining and upgrading the Company’s manufacturing facilities, the loss of a contract manufacturer, the Company’s rapid growth and need to build an infrastructure and workforce, termination of the Company’s relationships with its primary sales agents, changes in consumer preferences, potential unavailability of necessary capital, price increases, the Company’s ability to protect its intellectual property, the expiration of certain patents, any sustained economic downturn in the U.S. and abroad, fluctuations in various food and supply costs, regulation of the Company’s advertising, adverse publicity or consumer concern regarding safety and quality of its food products, the absence of long-term contracts with the Company’s customers, economic and political conditions in the U.S. and abroad, foreign currency fluctuations, the identification and execution and integration of acquisitions, the realization of the expected growth benefits from acquisitions, manufacturing gluten-free products, the Company’s internal control over financial reporting, labor disputes and adverse employee relations, conducting business outside of the U.S., potential liabilities of litigation, the potential unavailability of insurance, increases in costs of medical and employee benefits, the failure of the Company’s information technology systems to operate effectively, an impairment in the carrying value of the Company’s goodwill and intangible assets, volatility of the market price of the Company’s common stock, the numerous laws and regulations the Company is subject to, liabilities resulting from claims against the Company's products, risks that customers will not accept the Company’s products for their stores, changes in retail distribution arrangements, competition, and the Company’s cash requirements and debt) as well as other risks and uncertainties set forth in the Company’s filings with the SEC.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). In this release, the Company uses the terms “Adjusted EBITDA” and “Non-GAAP diluted earnings per share,” both of which are non-GAAP financial measures. The Company believes that these measures help to explain its profitability and performance in a manner which assists investors, potential investors and securities analysts who evaluate our Company. Adjusted EBITDA represents net income before net interest expense, income taxes, depreciation and amortization, or EBITDA, as adjusted for stock-based compensation, purchase accounting adjustments, restructuring, acquisition and integration-related costs and certain other items. Non-GAAP diluted earnings per share represents GAAP diluted earnings per share, as adjusted for the same items identified. The Company believes that the exclusion of these items helps to provide a reflection of the operating profitability of the Company and complements the Company's planning and forecasting models used in providing investors and securities analysts with important supplemental information regarding the Company's underlying profitability and operating performance. However, non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's results prepared in accordance with GAAP. In addition, the non-GAAP financial measures the Company uses may differ from non-GAAP financial measures used by other companies. The GAAP financial measures most directly comparable to (i) Adjusted EBITDA and (ii) Non-GAAP diluted earnings per share, respectively, are (i) operating income, and (ii) diluted earnings per share. Because of the forward-looking nature of the Company’s forecasted Adjusted EBITDA and Non-GAAP diluted earnings per share, specific quantifications of the amounts that would be required to reconcile these measures to our forecasted GAAP operating income and diluted earnings per share are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures, primarily related to certain adjustments made to arrive at the relevant non-GAAP financial measures, which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP Adjusted EBITDA and diluted earnings per share to forecasted GAAP operating income and diluted earnings per share would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

Investor Contact:

Carole Buyers, CFA

Senior Vice President

Investor Relations & Business Development

Boulder Brands, Inc.

cbuyers@boulderbrands.com

720-550-5010